Exhibit 15.4
June 30, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read the information required by Item 16F of Form 20-F dated June 30, 2010 of Ninetowns Internet Technology Group Company Limited, and have the following comments:
1.	We agree with the statements made in the paragraphs one, three, four, five and six in the section (a) “Resignation by Former Principal Accountant” of Item 16F “Change in Registrant’s Certifying Accountant” on page 105.
2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.
Yours faithfully,

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China